UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 22, 2009
TERRA INDUSTRIES INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	1-8520 (Commission File Number)	52-1145429 (IRS Employer Identification Number)

Terra Centre 600 Fourth Street, P.O. Box 6000 Sioux City, Iowa (Address of principal executive offices)	51102-6000 (Zip Code)
Registrant’s telephone number, including area code: (712) 277-1340
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
     (d) On November 22, 2009, Terra Industries Inc. (the “Corporation”) announced that pursuant to applicable law and the Charter and Bylaws of the Corporation, and by a unanimous vote of those directors whose terms do not expire this year, it was expanding the number of directors that shall constitute the whole board of directors from eight to eleven, effective as of the time the results of the election of directors at the Corporation’s 2009 annual meeting, held on November 20, 2009, are certified and declared final by IVS Associates, Inc., as inspectors of election for such meeting, and the successful candidates are elected and qualify. In addition, pursuant to applicable law and the Charter and Bylaws of the Corporation, and by a unanimous vote of those directors whose terms do not expire this year, the board voted to fill the vacancies created at such time by appointing Martha O. Hesse, Dennis McGlone and Henry R. Slack to the board.
     Ms. Hesse will be designated a Class I director to serve until the Corporation’s 2011 annual meeting and until her successor is elected and qualifies.
     Mr. McGlone will be designated a Class III director to serve until the Corporation’s 2010 annual meeting and until his successor is elected and qualifies.
     Mr. Slack will be designated a Class II director to serve until the Corporation’s 2012 annual meeting and until his successor is elected and qualifies.
     The Corporation expects the newly constituted board of directors to determine the committees of the board on which Ms. Hesse, Mr. McGlone and Mr. Slack will serve.
     Except as set forth in the Corporation’s Definitive Proxy Statement filed with the Securities and Exchange Commission on October 13, 2009, since the beginning of the Corporation’s last fiscal year, none of Ms. Hesse, Mr. McGlone or Mr. Slack or any of his or her associates or immediate family members was a party to any transaction, or is to be a party to any currently proposed transaction, in which (i) the Corporation was or is to be a participant, (ii) the amount involved exceeded or exceeds $120,000 and (iii) any of Ms. Hesse, Mr. McGlone or Mr. Slack or any of his or her associates or immediate family members had or will have a direct or indirect material interest.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRA INDUSTRIES INC.
	By:	/s/ John W. Huey
		Name:	John W. Huey
Date: November 23, 2009		Title:	Vice President, General Counsel and Corporate Secretary